EXHIBIT 10.2

LOAN AGREEMENT

by and between

SCOTT’S LIQUID GOLD-INC.,

a Colorado corporation

and

LA PLATA CAPITAL, LLC,

a Delaware limited liability company

Effective Date: November 9, 2021

LOAN AGREEMENT

This LOAN AGREEMENT (this "Agreement") dated as of the 9th day of November, 2021 (the “Effective Date”), is by and between SCOTT’S LIQUID GOLD-INC., a Colorado corporation with an address of 8400 E. Crescent Pkwy, Suite 450, Greenwood Village, CO 80111 ("Borrower"), and LA PLATA CAPITAL, LLC, a Delaware limited liability company with an address of 90 Madison Street, Suite 303, Denver, CO 80206 ("Lender"), and is executed under the following terms and conditions:

1.	DEFINITIONS.

Capitalized terms used in the Loan Documents have the meaning ascribed to them in “Exhibit A” of this Agreement. Capitalized terms that are not defined in this Agreement shall have the meanings attributed to them in the Uniform Commercial Code.

2.	LOAN.

2.1.Grant of Loan. Subject to the terms of this Agreement and in reliance on Borrower’s covenants, representations and warranties in the Loan Documents, Lender agrees to lend, and Borrower agrees to borrow, the Loan. Accordingly, Borrower promises to pay to the order of Lender the Principal Amount borrowed by Borrower in United States Dollars, together with fees, costs and interest as set forth herein, and payable pursuant to, this Agreement. The funding and closing of the Loan will take place at such location as Lender may designate.

2.2.Principal Amount. The Loan is a term loan in the maximum Principal Amount of Two Million and 00/100 Dollars ($2,000,000.00).

2.3.Interest Rate. The unpaid principal balance of the Loan shall accrue interest at the Fixed Rate. All interest accruing under the Loan Documents will be calculated on the basis of a 360-day year applied to the actual number of days in each month. Borrower shall make each payment which it owes under the Loan Documents on or before the Payment Deadline pursuant to Section 2.5 in immediately available Dollars without setoff, counterclaim or other deduction.

2.4.Default Interest. Upon an Event of Default, the unpaid principal balance of the Loan shall accrue interest at the Default Rate so long as the Event of Default is continuing and until the earlier of (a) the date that the Event of Default is timely cured or waived by Lender or (b) the date that the Indebtedness is paid in full.

2.5.Payments. On the first day of each month beginning on January 1, 2022, Borrower shall make monthly payments of accrued interest only through December 1, 2022. Commencing January 1, 2023, Borrower shall make monthly payments of Thirty Thousand and 00/100 Dollars ($30,000.00) in unpaid principal plus accrued and unpaid interest. All unpaid principal, accrued interest, fees and costs shall be fully due and payable on the Maturity Date.

2.6.Manner of Payment. All payments to be made by the Borrower shall be made by ACH withdrawal from Borrower’s account identified on “Exhibit B,” and all such payments shall be made without offset, deduction or counterclaim.   All payments to be made by Borrower to Lender hereunder will be directed to be made in accordance with this Agreement.

2.7.Prepayment. Borrower may prepay the Note, in full or in an increment of Two Hundred Fifty Thousand and 00/100ths Dollars ($250,000.00) or more, subject to Borrower providing Lender notice of its intent to prepay the Note no less than thirty (30) days prior to such repayment. Any such notice shall be revocable by Borrower. If the Loan is paid in full before $280,000.00 of interest accrues and is paid by Borrower, an amount equal to $280,000.00 less the amount of interest accrued and previously paid over the life of the Loan will be due at the date the Loan is paid in full. At Lender’s option, the Loan will be mandatorily prepaid upon an occurrence of any Change of Control, issuance by Borrower of any debt other than Permitted Debt, or the sale by Borrower of all or substantially all of its assets.

2.8 Security for the Loan. The Loan is secured by the Security Instrument granting Lender a second priority perfected security interest in all of Borrower’s business assets, including without limitation, Accounts Receivable, Inventory, Equipment and Fixtures, subject only to liens in connection with the Permitted Debt. Borrower represents and warrants that the lien priority represented in this Section 2.8 is true and accurate, the violation of which shall constitute an Event of Default entitling Lender to immediately pursue all available remedies.

2.09. Additional Costs. Notwithstanding anything to the contrary in any of the Loan Documents, Borrower shall pay to Lender all Additional Costs within 5 Business Days after Lender's demand.

2.10. Origination and Exit Fees.   Borrower shall pay an origination fee equal to 2% of the Loan amount. Borrower previously paid a deposit of $15,000.00 , which fee has been fully earned in total by Lender and will be credited toward the origination fee due at closing. Borrower shall additionally pay an exit fee upon payoff of the Loan, whether the payoff is voluntary or mandatory, equal to 1% of the original principal amount of the Loan.

3.FINANCIAL STATEMENTS/REPORTING. Borrower agrees to provide to Lender, while any Indebtedness is outstanding, the following financial information within the time parameters set forth in Section 3.6:

3.1.Borrower Annual Financial Statement. Borrower shall furnish Lender a copy of its audited financial statement which will include at a minimum, balance sheet, income statement and statement of cash flow, prepared in accordance with generally accepted accounting principles, setting forth in comparative form the figures from the previous fiscal year of Borrower, and accompanied by a management’s discussion and analysis of such results.

3.2.Borrower Annual Tax Return. Borrower shall furnish Lender a copy of its federal income tax returns, along with all extensions filed in connection therewith.

3.3.Borrower Monthly Financial Statements. Borrower shall furnish Lender a copy of its company prepared monthly financial statement. which will include at a minimum, balance sheet, income statement, and statement of cash flow, prepared in accordance with GAAP, subject to normal year-end adjustments, certified by the president, chief financial officer or treasurer of Borrower as presenting fairly the financial condition of and results of operations of Borrower as of the date thereof and for the periods ended on such date, subject to normal year-end adjustments.

3.4.Borrower Quarterly Compliance Certificate. Borrower shall provide Lender with a compliance certificate executed by Borrower’s president, chief financial officer or treasurer, in form and content reasonably acceptable to Lender, verifying that Borrower is in compliance with all covenants contained herein for the most recent fiscal quarter.

3.5.Borrower Annual Budget. Borrower shall provide Lender with an annual budget, itemized by month, for the upcoming fiscal year.

3.6.Delivery of Statement or Report. Borrower shall deliver to Lender the statements and reports on or before the below delivery deadlines. Borrower shall also deliver to Lender any other information, reports or certificates as and when Lender reasonably requests.

Statement or Report	Frequency	Delivery Deadline
Borrower's Financial Statement	Annually	As soon as available, and no event more than 120 days after each fiscal year end

Borrower’s Monthly Financial Statements	Monthly	As soon as available, but in no event later than 30 days following each calendar month end
Borrower Budget	Annually	As soon as available, but in no event later than 30

days following each fiscal year end
Borrower’s Quarterly Compliance Certificate	Quarterly	Within 30 days following each quarter end of Borrower's fiscal year
Copy of filed federal income tax returns of Borrower	Annually	Within 30 days following filing, but in no event later than October 15th of each year

3.8.   Reporting Form and Content.   Unless otherwise set forth herein, all financial information required to be furnished by Borrower shall be prepared on an accrual basis. Borrower shall furnish Lender with such additional information and statements, lists of assets and liabilities, tax returns and other reports with respect to the financial condition and business operations of Borrower as Lender may from time-to-time reasonably request. All financial information required to be provided herein must be in form and content acceptable to Lender, in its reasonable discretion.

4.REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender, as of the date of this Agreement or any renewal, extension or modification of the Loan:

4.1.Authorization. The execution, delivery, and performance of this Agreement by Borrower, to the extent to be executed, delivered, or performed by Borrower, has been duly authorized by all necessary actions by Borrower, does not require the consent or approval of any other person, regulatory authority, or governmental body, and does not conflict with or result in a violation of or constitute a default under: (i) any provision of its articles of incorporation or bylaws (ii) any other agreement or other instrument to which Borrower is a party; or (ii) any law, governmental regulation, court decree, or order applicable to Borrower.

4.2.Financial Statements. Borrower’s financial statements and related financial information previously delivered to Lender completely, correctly and fairly present the financial condition and the results of operations of Borrower on the date and for the period covered by the financial statements and related reporting, subject to normal year-end adjustments. All other reports, statements and other data that Borrower furnished to Lender in connection with the Loan are true and correct in all material respects and do not omit any fact or circumstance necessary to ensure that the statements are not misleading.

4.3.Legal Effect. Each Loan Document to which Borrower is a party constitutes, and any instrument or agreement required hereunder to be given by Borrower when delivered will constitute, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except to the extent that such enforceability may be subject to: (i) the application of bankruptcy, insolvency, reorganization, moratorium or other principles or laws affecting generally the enforcement of creditors' rights; and (ii) judicial discretion in the granting of legal or equitable remedies. Borrower is not required to obtain the consent of any other party, including any Governmental Authority, in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents, other than the consent of UMB Bank, N.A. pursuant to the Senior Debt Facility.

4.4.Litigation and Claims. No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower is pending or threatened which if adversely determined, would materially and adversely affect Borrower's financial condition or properties, other than litigation, claims, or other events, if any, that have been disclosed to Lender in writing or have been reserved for on the financial statements provided to Lender.

4.5.Organization. Borrower is a corporation which is duly organized, validly existing, and in good standing under the laws of the State of Colorado. Borrower has the full corporate power and authority to own its properties and to transact the businesses in which it is presently engaged, or presently proposes to engage. Borrower has provided Lender a copy of its articles of incorporation and bylaws, and all amendments thereto.

4.6.Foreign Person. Borrower is not a "foreign person" within the meaning of the Internal Revenue Code of 1986, as amended, Sections 1445 and 7701 (i.e., Borrower is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder). Borrower's Taxpayer Identification Number is true and correct.

4.7.Purpose. The Loan is solely for the purpose of working capital for the operation of Borrower's business, and is not for personal, family, household or agricultural purposes. Borrower is using the Loan funds for working capital.

4.8.Executive Order 13224; OFAC. No Borrower Party or any Person with which a Borrower Party is associated or affiliated is (i) referred to or described in Executive Order 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, as amended) or (ii) subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. Borrower will not use any Loan proceeds in violation of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.9.Collateral. Borrower is the sole owner of, has good title to, and the right to assign, the Collateral. No Person (other than Borrower, UMB Bank, N. A. or Lender) has any lien on the Collateral, other than Permitted Liens.

4.10.Survival of Representation and Warranties. Borrower understands and agrees that Lender is relying upon the representations and warranties contained in the Agreement, including this Section 4, in extending the Loan to Borrower. Borrower further agrees that the foregoing representations and warranties, which are being made as of the date of this Agreement or any renewal, extension or modification of the Loan, shall be continuing in nature and shall remain in full force and effect until such time as the Indebtedness shall be paid in full.

5.AFFIRMATIVE COVENANTS. Borrower covenants and agrees with Lender that, while this Loan is outstanding, Borrower will:

5.1.Additional Assurances. Make, execute, and deliver to Lender such security agreements, instruments, documents, and other agreements reasonably necessary to document and secure the Note and to perfect Lender's security interest in the Collateral, each as contemplated by this Agreement. Take such actions, and make, execute and deliver to Lender, such instruments, documents and other agreements necessary to ensure that Lender holds the lien priority position in the Collateral agreed upon in this Agreement.

5.2.Additional Information. Furnish such additional information and statements, lists of assets and liabilities, aging of receivables and payables, inventory schedules, budgets, forecasts, tax returns and other reports with respect to Borrower's financial condition and business operations as Lender may reasonably request from time to time.

5.3.Compliance with Governmental Requirements. Comply in all material respects with all laws, ordinances, and regulations, now or hereafter in effect, of all governmental authorities applicable to the use or occupancy of the Collateral. Borrower may contest in good faith any such law, ordinance or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Borrower has notified Lender in writing prior to doing so and so long as, in Lender's sole discretion, (a) Lender's interests in the Collateral are not jeopardized; and, (b) Borrower’s ability to pay the Loan is not adversely affected.

5.4.Financial Records. Maintain its books and records in accordance with generally accepted accounting principles, applied on a consistent basis, and permit Lender to examine and audit Borrower's books and records at all reasonable times during business hours, upon reasonable notice to Borrower, but in no event more than twice in any calendar year.

5.5.Insurance. Maintain adequate insurance on the Collateral by financially sound and reputable insurance companies. Borrower shall provide Lender with copies of such policies of insurance or, at Borrower’s election, certificates of insurance. Such polices shall contain a loss payable or other endorsement insuring "La

Plata Capital, LLC and its successors and assigns." Each insurance policy shall have a restriction that such policy cannot cancelled, reduced or terminated without thirty (30) days prior written notice to Lender. Not less than thirty (30) days prior to the expiration date of each insurance policy, Borrower will deliver Lender a copy of an appropriate renewal policy or, at Borrower’s election, certificate of insurance, certified by Borrower as complete and accurate. If Borrower does not maintain insurance pursuant to this paragraph, Lender shall have the right to obtain insurance covering only Lender's interest, and Borrower will, on Lender's demand, reimburse Lender for such insurance amounts. If Borrower does not reimburse Lender for such amounts, such unpaid amounts will become Additional Costs.

5.6.Litigation. Promptly inform Lender in writing after Borrower obtains knowledge of: (i) all material adverse changes in Borrower's financial condition; and, (ii) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower, which if determined adversely to Borrower, would materially and adversely affect the financial condition of Borrower.

5.7.Performance. Perform and comply with all terms, conditions and provisions set forth in the Loan Documents to which it is a party.

5.8.Taxes and Claims. Pay and discharge when due all of Borrower's Indebtedness, obligations, and claims that, if unpaid, might become a lien or charge upon the Collateral; provided, however, that Borrower shall not be required to pay and discharge any such Indebtedness, obligation, or claim so long as: (i) its legality shall be contested in good faith by appropriate proceedings; and (ii) Borrower shall have established on its books adequate reserves with respect to the amount contested in accordance with generally accepted accounting practices. If the Indebtedness, obligation or claim does become a lien or charge upon the Collateral, Borrower shall remove the lien or charge or provide a bond or deposit covering such lien.

5.9.Indemnity. Protect, defend, indemnify, reimburse and hold Lender harmless for, from and against all claims of every kind, known or unknown, foreseeable or unforeseeable, which are imposed upon, asserted against or incurred or paid by Lender at any time, arising out of or in any way connected with (A) the Loan, (B) the Collateral, (C) any Loan Document, (D) bodily injury, death, or property damage occurring in, upon or adjacent to the Borrower’s property, through any cause whatsoever, (E) Lender's exercise of remedies under the Loan Documents, (F) any act performed or omitted to be performed by Lender under any Loan Document,

(G) any Borrower failure to perform its obligations under any contract or license, (H) any Event of Default, (I) any environmental claim, (J) any claim by a governmental authority for any taxes, or (K) any Borrower violation of applicable law, INCLUDING ANY CLAIMS ACTUALLY OR ALLEGEDLY ARISING FROM THE ORDINARY, CONTRIBUTORY, COMPARATIVE OR SOLE NEGLIGENCE, OR STRICT LIABILITY, OF LENDER, except to the extent a court of competent jurisdiction determines in a final, non-appealable judgment that the claims actually arose from Lender’s gross negligence or intentional misconduct.

5.10.Average Total Funded Debt to EBITDA. Borrower shall maintain an Average Total Funded Debt to EBITDA Ratio of no more than 4.0 to 1.0, measured on a twelve month trailing basis for each fiscal quarter beginning with the fiscal quarter ending September 30, 2022, and for each fiscal quarter period ending thereafter until the Indebtedness is indefeasibly paid in full, in each case calculated as of the end of such fiscal quarter.

5.11.Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio equal to or greater than 1.20:1.00, measured on a six month trailing basis for each month beginning with the month end of July 31, 2022 and monthly thereafter until the Indebtedness is indefeasibly paid in full, in each case calculated as of the end of such month.

5.12.Repair and Maintenance. Keep the Collateral in good order, repair and condition, subject to ordinary wear and tear and obsolescence. Borrower shall promptly make all necessary repairs and replacements, to the Collateral, subject to the above. Borrower shall insure that the Collateral is not deteriorated, misused, abused or wasted. All replacements to the Collateral must be equal or better than the replaced Collateral was when it was new.

6.NEGATIVE COVENANTS. Borrower covenants and agrees with Lender that while this Loan is outstanding, Borrower shall not, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed):

6.1.	Continuity of Operations. (a) Engage in any business activities substantially different than those in which Borrower is presently engaged; or (b) cease operations, liquidate, merge, transfer, acquire, or consolidate with any other entity, change accounting methods, or dissolve or transfer or sell Collateral out of the ordinary course of business.

6.2.Extension of Credit; Investment. Except for trade credit or trade terms provided in the ordinary course of business, make loans, advances or extensions of credit, except routine expense allowances to the Borrower’s officers, directors, and employees in the ordinary course of business and consistent with past practices.

6.3.Change of Name, Identity or Structure. Change its name, its jurisdiction of organization, its principal place of business, identity (including trade name) or its entity structure.

6.4.Negative Pledge. Pledge any of Borrower's assets to any third party, other than permitting Permitted Liens to be created.

6.5.Unauthorized Payment. Make any distribution of Borrower’s cash or assets, or give any preferential treatment, make any advance, directly or indirectly, by way of loan, gift, bonus, or otherwise, to any owner or partner or any of its employees, other than as permitted by Section 6.2, or to any company directly or indirectly controlling or affiliated with or controlled by Borrower, or any other company.

6.6.Additional Debt. Incur any additional debt, other than Permitted Debt, and trade obligations under credit arrangements maintained by Borrower in the ordinary course of business.

6.7.Capital Expenditures. Make capital expenditures exceeding $500,000.00 in aggregate during any fiscal year.

6.8.Transfers. Except as expressly permitted in Section 6.1 of this Agreement or Section 7 of the Security Instrument or as otherwise permitted by the Loan Documents, sell, lease, exchange, assign, transfer, convey or otherwise dispose of any part of, or any interest in, the Collateral, by agreement, operation of law, or otherwise, whether voluntary or involuntary.

7.EVENTS OF DEFAULT. Each of the following shall constitute an "Event of Default" under this Agreement:

7.1.	Monetary Default. Borrower fails to pay: (i) prior to the Maturity Date, any Indebtedness within

5 days after it is due and payable; or (ii) all of the Indebtedness on the Maturity Date.

7.2.Non-Monetary Obligations. Borrower fails, on or before the expiration of the Grace Period, to timely perform any of its obligations in any Loan Document.

7.3.Cross-Default. The occurrence of a default or event of default under any other agreement or debt of Borrower in excess of $500,000.

7.4.Adverse Change. A material adverse change occurs in Borrower's financial condition, and Lender reasonably believes the prospect of payment or performance of the Loan is materially impaired as a result thereof.

7.5.Condemnation. All or any material portion of the Collateral is condemned, seized, or appropriated without compensation, and Borrower does not within thirty (30) days after such condemnation, seizure, or appropriation, initiate and diligently prosecute appropriate action to contest in good faith the validity of such condemnation, seizure, or appropriation.

7.6.Creditor or Forfeiture Proceedings. Commencement of attachment, levy, garnishment, forfeiture or related proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower against the Collateral or by any governmental agency, which action is not dismissed within 90 days.

7.7.Bankruptcy. Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by Borrower seeking to adjudicate Borrower bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial and material part of its property; or Borrower shall take any action to authorize any of the actions set forth above.

7.8.Defective Collateralization. Any Loan Document ceases to be in full force and effect (including failure of any security document to create a valid and perfected second priority security interest or lien, subject to Permitted Liens) at any time and for any reason, and Borrower fails to cure same on or before the expiration of the Grace Period.

7.9.False Statements. Any warranty, representation or statement made or furnished to Lender by or on behalf of Borrower under any Loan Agreement to which it is a party is false or misleading in any material respect at the time made or furnished.

7.10.Financial Statements / Reporting. Any of the financial reporting requirements set forth herein are not timely met or there is a violation of a financial covenant or negative pledge set forth herein.

7.11.Judgment. Entry of any money judgment in excess of $250,000 (net of insurance coverage as to which the insurer has been notified and has accepted coverage in writing) against Borrower that is not paid within 30 days.

7.12.	Fixed Charge Coverage Ratio Test Default. A FCCR Test Default occurs.
7.13.	Average Total Funded Debt to EBITDA Default. An ATFDE Test Default occurs.

Upon the occurrence of any event described in Section 7.2, 7.8 or 7.10, the Grace Period shall apply, and Lender shall deliver to Borrower the notices required under the definition of the term “Grace Period.”

8.	EFFECT OF AN EVENT OF DEFAULT; REMEDIES.

8.1Pre-Event of Default. Lender may file, appear in, or defend any Loan Matter. Lender may employ counsel and incur any expenses, including reasonable, documented attorneys' fees, in connection with any Loan Matter. If Lender incurs any such expense in connection with any Loan Matter, then the expenditure will bear interest at the Default Rate from the date incurred until the date on which Borrower fully repays the expenditure along with all accrued interest. The expenditure and all accrued interest are Indebtedness. Borrower shall immediately pay to Lender all amounts due under this Subsection upon Lender's demand.

8.2Post-Event of Default. Upon the occurrence of: (a) any Event of Default set forth in Section 7 following the applicable Grace Period, if any, and in addition to any other right Lender may have, do any one or more of the following without notice to Borrower: (i) institute appropriate proceedings to enforce the performance of this Agreement; (ii) expend funds necessary to remedy the default; (iii) take possession of the Collateral; (iv) accelerate maturity of the Note and demand payment of all sums due under the Note; (v) bring an action on the Note;

(vi) commence foreclosure of the Collateral in any manner available under Colorado law; (vii) without notice to Borrower and upon ex parte application to seek appointment of a receiver, in any court of competent jurisdiction, for Borrower’s business, the Collateral, or both; and, (viii) exercise any other right or remedy which it has under the Loan Documents, or which is otherwise available at law or in equity or by statute. Lender’s remedies are cumulative and concurrent and may be pursued individually, successively, or together against Borrower, the Collateral, and any other funds, property or security held by Lender for the payment hereof or otherwise at the sole discretion of Lender.

9.	MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are a part of this Agreement:

9.1.Agency. Nothing in this Agreement shall be construed to constitute the creation of a partnership, joint venture or other agency or representative relationship between Lender and Borrower. This Agreement does not create a contractual relationship with and shall not be construed to benefit or bind Lender in any way with or create any contractual duties by Lender to any party other than Borrower.

9.2.Amendments. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

9.3.Applicable Law. This Agreement has been delivered to Lender and accepted by Lender in the State of Colorado. If there is a lawsuit, each party to this Agreement submits to the jurisdiction of the courts of the City and County of Denver, State of Colorado. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

9.4.Authority to File Notices. Upon an Event of Default (and after expiration of any applicable cure period) that is continuing, Borrower appoints and designates Lender as its attorney-in-fact to file for record any notice that Lender deems necessary to protect its interest under this Agreement, after prior written notice to Borrower. This power shall be deemed coupled with an interest and shall be irrevocable while any sum or performance remains due and owing under any of the Loan Documents.

9.5.Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

9.6.Compliance. If requested by Lender, its successor(s) or closing agent, Borrower agrees to fully cooperate and execute any additional, supplemental and/or amended documents to correct clerical errors or omissions in any or all documents executed in connection with this Loan if deemed necessary or desirable in the reasonable discretion of Lender to enable Lender to properly document the Loan and to properly or more properly perfect Lender's security and if reasonably necessary for Lender to sell, convey, seek, guaranty or market the Loan to any entity, investor or participant.

9.7.Continuation of Certain Covenants. The obligations of Borrower and Lender under this Agreement shall only terminate upon payment in full of the Loan.

9.8.Costs and Expenses. If any Event of Default has occurred and is continuing, Borrower agrees to pay upon demand all of Lender's expenses, including without limitation reasonable, documented attorneys' fees, incurred in connection with the preparation, execution, enforcement, modification and collection of this Agreement or in connection with the Loan made pursuant to this Agreement. Lender may pay third parties to assist in collecting the Loan and to enforce this Agreement and Borrower will pay that amount to the extent that it is reasonable and documented. This includes, subject to any limits under applicable law, Lender's reasonable, documented attorneys' fees and Lender's reasonable, documented legal expenses, whether or not there is a lawsuit, including reasonable, documented attorneys' fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Borrower also will pay any court costs, in addition to all other sums provided by law.

9.9.Entire Agreement. The Loan Documents constitute all of the agreements between the parties with respect to the Loan and supersede all other prior or concurrent oral or written agreements or understandings between the parties with respect to the Loan.

9.10.Notices. Any notice or request required or permitted to be given by Borrower, a Guarantor or Lender under this Agreement shall be in writing and will be deemed given: (i) upon personal delivery, (ii) upon confirmed transmission by email; (iii) on receipt or rejection by the addressee, as shown on the tracking report, if the notice or request is delivered by a reputable courier service which guarantees next business-day delivery, or (iv) on the day received or rejected, as shown on the return receipt, if the notice or request is delivered by certified United States mail, postage prepaid, return receipt requested, in any case to the appropriate party at its address set forth below:

If to BorrowerScott’s Liquid Gold-Inc.

8400 E. Crescent Pkwy, Suite 450 Greenwood Village, CO 80111 Attn: Tisha Pedrazzini

Email: tpedrazzini@slginc.com

If to LenderLa Plata Capital, LLC

90 Madison Street, Suite 303

Denver, CO 80206

Attn: Geoff Long, President Email: Geoff@laplata.capital

With a Copy to	Hall Estill, P.C. Attention: Mark F. Bell

1600 Stout Street, Suite 1100

Denver, CO 80202

Email: MBell@hallestill.com

Any person may change such person's address for notices or copies of notices by giving notice to the other party in accordance with this section.

9.11.Successors and Assigns. All covenants and agreements contained by or on behalf of Borrower shall bind its successors and assigns and shall inure to the benefit of Lender, its successors and assigns. Lender shall have the right to assign all or a portion of the Loan without the prior written consent of Borrower or to participate all or a portion of the Loan without the consent of Borrower and in Lender’s sole discretion. Borrower shall not, however, have the right to assign its rights under this Agreement or any interest therein, without the prior written consent of Lender in its sole discretion.

9.12.Severability. If a court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

9.13.Survival. All warranties, representations, and covenants made by Borrower in this Agreement or in any certificate or other instrument delivered by Borrower to Lender under this Agreement shall be considered to have been relied upon by Lender and will survive the making of the Loan and delivery to Lender of the Loan Documents, regardless of any investigation made by Lender or on Lender's behalf.

9.14.	Time is of the Essence. Time is of the essence in the performance of this Agreement.

9.15.Waiver. Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender's right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Borrower, shall constitute a waiver of any of Lender's rights or of any obligations of Borrower as to any future transactions. Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent in subsequent instances where such consent is required, and in all cases such consent may be granted or withheld in the sole discretion of Lender.

9.16.Usury. In the event the interest provisions or yield maintenance charge hereof or any exactions provided for herein or in the Loan Documents or any other instrument securing the Note shall result, because of any reduction of principal, failure to take advances, or for any reason at any time during the life of this Loan, in any effective rate of interest which, for any period, transcends the limit of the usury or any other law applicable to the Loan, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be (i) applied upon principal immediately upon receipt of such moneys by Lender, with the same force and effect as though the Borrower had specifically designated such extra sums to be so applied to principal and Lender had agreed to accept such extra payment as a premium-free prepayment, or

(ii) if, when applied to reduce the unpaid principal to zero, the amount remaining shall be refunded to Borrower, in Lender’s discretion. In no event, however, shall any agreed to or actual exaction as consideration for this Loan transcend the limits imposed or provided by the laws applicable to this transaction or Borrower hereof in the State of Colorado for the use or detention of money or for forbearance in seeking its collection.

9.17.Defense Waivers. Borrower, with respect to the Indebtedness, waives, to the extent permitted by governing law: (A) PRESENTMENT FOR PAYMENT; (B) DEMAND; (C) NOTICE OF DEMAND, DISHONOR AND NONPAYMENT; (D) NOTICE OF INTENTION TO ACCELERATE; (E) PROTEST AND NOTICE OF PROTEST; and (F) DILIGENCE IN COLLECTING, AND BRINGING SUIT AGAINST ANY OTHER PERSON.

9.18.Preferential Payment. Borrower agrees that to the extent Borrower or any surety makes any payment to Lender in connection with the Indebtedness evidenced by this Note, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by Lender or paid over to a trustee, receiver, or any other entity, whether under any Bankruptcy act or otherwise (any such payment is hereinafter referred to as a "Preferential Payment"), then the Indebtedness of Borrower under the Note shall continue or shall be reinstated, as the case may be, and, to the extent of such payment or repayment by Lender, the Indebtedness evidenced by the Note or part thereof intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if said Preferential Payment had not been made.

9.19.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONJUNCTION WITH THIS AGREEMENT AND ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR THEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER MAKING THE LOAN.

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BORROWER AND LENDER EACH ACKNOWLEDGE HAVING READ ALL THE PROVISIONS OF THIS LOAN AGREEMENT AND HEREBY AGREE TO ITS TERMS AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

BORROWER:

SCOTT’S LIQUID GOLD-INC.

By: /s/ Tisha Pedrazzini

Name: Tisha Pedrazzini

Title: President

LENDER:

LA PLATA CAPITAL LLC

By:/s/ Geoffrey M. Long

Name: Geoffrey M. Long

Title: President

Exhibit A to Loan Agreement between

La Plata Capital, LLC and Scott’s Liquid Gold-Inc.

DEFINED TERMS

Additional Costs. The term "Additional Costs" means (1) all reasonable, documented costs, losses and expenses Lender (in its reasonable determination) incurs (at any time) from (i) making or maintaining the Loan, (ii) protecting the Collateral, or (iii) enforcing its remedies under the Loan Documents during an Event of Default Period, and (2) any reduction in any amount to which Lender is entitled under the Loan Documents. Additional Costs includes costs which, as a result of a Change in Law, (a) subject Lender to any tax with respect to the Loan, or changes the basis of taxation of any amounts payable to Lender under the Loan (other than taxes imposed on (or measured by) the overall net income of Lender or of its applicable lending office by the United States of American or such other jurisdiction in which Lender's principal office or such applicable lending office is located) or (b) impose or modify any reserve, special deposit or similar requirements relating to Lender, and the result of any of the foregoing in (a) or (b) is to increase the cost to Lender of making, continuing or maintaining the Loan; in connection therewith such “Additional Costs” will be the additional amount or amounts as will compensate Lender for such increase in costs. Additional Costs are immediately due and payable, upon Lender's written demand to Borrower, together with interest at the Default Rate from the date of Lender's expenditure until Borrower repays the expenditure and interest to Lender. For purposes of this definition, the term "Lender," at Lender's option, includes Lender's present and future participants in the Loan.

ATFDE Test Default. An “ATFDE Test Default” occurs at any time that as of the end of any fiscal quarter, the Average Total Funded Debt to EBITDA Ratio exceeds 4:00:1.00.

Average Total Funded Debt. The term “Average Total Funded Debt” means Borrower’s average total Funded Debt owed to any creditor of Borrower, calculated for the trailing twelve (12) month period as tested quarterly.

Average Total Funded Debt to EBITDA Ratio. The term “Average Total Funded Debt to EBITDA Ratio” means the ratio of Average Total Funded Debt to EBITDA, measured on a trailing 12 month basis as tested quarterly.

Borrower's Taxpayer Identification Number. The term “Borrower’s Taxpayer Identification Number” means 84-0920811.

Change in Law. The term “Change in Law” means (a) the adoption or taking effect of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority after the date of this Agreement or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any governmental authority made or issued after the date of this Agreement.

Change of Control. The term “change of control” means, with respect to Borrower, at any time, (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), other than Dan Roller, Maran Capital Management or related persons, shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of SLG, (b) Borrower shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the equity interests in each of its subsidiaries (if any), or(c) any event, transaction or occurrence as a result of which Dan Roller shall for any reason cease to be Chairman of the Board of Borrower, unless an interim or permanent successor reasonably acceptable to Lender is appointed within sixty (60) days.

Collateral. The word “Collateral” means the all of the Borrower’s business assets, including all tangible and intangible property of Borrower and its wholly owned subsidiaries, all of which shall secure repayment of the

Loan wherever located, including all replacements of, all renovations of and all substitutions for any of such property, and all proceeds (including insurance proceeds and refunds of premiums) from any sale or other disposition of such Collateral.

Default Rate. The term “Default Rate” means a rate of interest equal to twenty-one percent (21%) per annum, provided that any interest which has accrued at the Default Rate shall be paid at the time of, and as a condition precedent to, the curing of any default under any statutory right to cure.

EBITDA. The term “EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization, plus stock-based compensation. For the Average Total Funded Debt to EBITDA and Fixed Charge Coverage Ratio tests, EBITDA is calculated for the trailing twelve (12) month period at the end of the relevant period.

Effective Date. The term “Effective Date” means the date set forth in the introductory paragraph to the Agreement.

FCCR Test Default.A “FCCR Test Default” occurs any time that, as of the end of any month, the Fixed Charge Coverage Ratio is less than 1.20:1.00.

Fixed Charges. The term “Fixed Charges” means all cash interest expense paid or scheduled to be paid during the relevant period, plus principal payments on debt which were made or scheduled to be made during such period plus payments on capitalized leases that were made or scheduled to be made during such period.

Fixed Charge Coverage Ratio. The term “Fixed Charge Coverage Ratio” means the ratio of EBITDA to Fixed Charges, measured on a trailing 12 month basis as tested monthly.

Fixed Rate.   The term “Fixed Rate” means a per annum rate of interest equal to the lesser of (i) 14.0%, and (ii) the Default Rate.

Funded Debt. The term “Funded Debt” means debt of Borrower with a maturity date of 365 days or more.

Grace Period. The term “Grace Period” means a period of either: (i) 30 days after Lender delivers written notice to Borrower (the "Initial Grace Period") and demand for the performance of any default of any covenant, agreement, warranty or condition set forth in this Agreement; or (ii) 60 days if (A) Borrower immediately commences and diligently pursues the cure of such default and delivers (prior to the end of the Initial Grace Period) to Lender a written request for more time, and (B) Lender reasonably determines that the default cannot be cured within the Initial Grace Period but can be cured within 90 days after the default.

Indebtedness. The word "Indebtedness" means and includes all of the obligations of Borrower under this Loan, including without limitation, the Principal Amount, accrued and unpaid interest, including interest at the Default Rate, where applicable, and all fees and costs.

Loan. The word "Loan" means the term loan in the principal amount of Two Million and 00/100 ($2,000,000.00) memorialized in the Loan Documents.

Loan Documents. The term "Loan Documents" means and includes without limitation all promissory notes, loan agreements, guarantees, security agreements, and all other instruments, agreements, and documents, whether now or hereafter existing, executed in connection with this Loan.

Loan Matter. The term “Loan Matter” means any action or proceeding which may affect the rights or duties of any Person under the Loan Documents.

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Maturity Date. The term “Maturity Date” means November 9, 2023.

Note. The word "Note" means the promissory note executed by Borrower to Lender in the original principal amount of Two Million and 00/100ths Dollars ($2,000,000.00).

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Payment Deadline. The term “Payment Deadline” means no later than 5:00 p.m. (Mountain time zone) on the date any payment is due and payable under this Agreement or the date any voluntary prepayment is made.

Permitted Debt. The term “Permitted Debt” means (a) the Senior Debt Facilities, both UMB financings secured by all business assets of Borrower and described in the Financing Statement filed with the Colorado Secretary of State on June 2, 2020 at Master ID 20202054508, as amended by the UCC Amendment filed with the Colorado Secretary of State on June 8, 2020 at Master ID 20202058024; provided, however, that the term loan provided to the Borrower pursuant to the Term Loan and Security Agreement dated as of July 1, 2020 between Borrower and UMB Bank, N.A., as amended, supplemented or amended and restated from time to time, is permitted only in the aggregate principal amount outstanding on the date of this Agreement, $1,833,000.00, which will not be increased by Borrower , (b) that certain equipment financing with IBM Credit LLC secured by certain equipment and related software described in the Financing Statement filed with the Colorado Secretary of State on June 17, 2018 at Master ID 20182054118, (c) that certain equipment financing with Frontier Communications Corporation secured by certain equipment described in the Financing Statement filed with the Colorado Secretary of State on December 28, 2018 at Master ID 20182114226, (d) debt constituting purchase money indebtedness or capitalized lease obligations in aggregate amount outstanding not to exceed $500,000, (e) Intercompany Indebtedness, (f) debt existing on the date of this Agreement and described on Schedule I attached hereto and made a part hereof, and (g) other unsecured debt in an amount not to exceed $50,000 at any time outstanding.

Permitted Liens. The term “Permitted Liens” means: (a) liens that constitute purchase money security interests or arise in connection with capitalized leases (and attaching only to the property being purchased or leased) permitted under clause (d) of the definition of Permitted Debt and extensions, renewals and replacements thereof which constitute Permitted Debt; provided that any such lien attaches to such property within 15 days of the acquisition thereof and attaches solely to the property so acquired or leased, (b) liens in favor of Lender,

(c) liens securing taxes, assessments and other governmental charges or levies (excluding any lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, but (i) in all cases, only if payment shall not at the time be past due, and (ii) in the case of warehousemen or landlords controlling locations where inventory is located, only if such liens have been waived or subordinated to the security interest of Lender in a manner satisfactory to Lender, (d) liens securing judgments for the payment of money not constituting an Event of Default under Section 7.10, and (e) the liens existing on the date of this Agreement and described on Schedule II attached hereto and made a part hereof.

Person. The word “Person” means a natural person, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

Principal Amount. The term “Principal Amount” means Two Million and 00/100 Dollars ($2,000,000.00).

Security Instrument. The term “Security Instrument” means that certain Security Agreement (and all amendments thereto and modifications thereof) executed by Borrower or any other Person granting a security interest in the Collateral as security for repayment of the Loan.

Senior Debt. The term “Senior Debt” means debt owing by Borrower pursuant to the Senior Debt Facilities.

Senior Debt Facilities. The term “Senior Debt Facilities” means (a) the Loan and Security Agreement dated as of July 1, 2020 by and among UMB Bank, N.A., Borrower, SLG Chemicals, Inc., a Colorado corporation, and Neoteric Cosmetics, Inc., a Colorado corporation, as amended, supplement or amended and restated from time to time, providing for loans in the principal amount of up to Seven Million and 00/100 Dollars ($7,000,000.00), and

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(b)the Term Loan and Security Agreement dated as of July 1, 2020 between Borrower and UMB Bank, N.A. , as amended, supplemented or amended and restated from time to time, providing for loans in the principal amount of up to Three Million and 00/100 Dollars ($3,000,000.00).

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UCC. The acronym “UCC” means title 4 of the Colorado Revised Statutes, as amended, modified (whether by the legislature or the court), superseded, repealed or re-codified.

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